UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.____)
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Hudson Valley Holding Corp.

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HUDSON VALLEY HOLDING CORP. 21 Scarsdale Road Yonkers, New York 10707

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 15, 2008 TO BE HELD ON MAY 15, 2008
PROXY STATEMENT
ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION COMPENSATION DISCUSSION & ANALYSIS
EXECUTIVE COMPENSATION - SUMMARY COMPENSATION TABLE
GRANT OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
OPTION EXERCISES AND STOCK VESTED IN FISCAL 2007
PENSION BENEFITS
DISCLOSURE REGARDING TERMINATION AND CHANGE IN CONTROL PROVISIONS
DIRECTOR COMPENSATION
Fiscal 2007 Director Compensation Table
TRANSACTIONS WITH RELATED PERSONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
OTHER MATTERS

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 15, 2008
     We will hold the annual meeting of shareholders of Hudson Valley Holding Corp. a New York corporation (the “Company”), at the Company’s headquarters at 21 Scarsdale Road, Yonkers, New York on Thursday, May 15, 2008 at 10:30 a.m., local time, for the following purposes:
1.	To elect twelve directors of the Company.

2.	To ratify the selection of Crowe Chizek and Company LLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

3.	To act on such other matters as may be properly brought before the meeting or any adjournments, postponements or continuations of the meeting.
     The Board of Directors recommends that you vote:
•	FOR the election of all of the nominees for director; and

•	FOR the ratification of the selection of the independent registered public accounting firm.
     The Board of Directors has fixed the close of business on April 4, 2008, as the record date for the meeting. Only shareholders of record at the close of business on this date are entitled to notice of, and to vote at, the meeting or any adjournments, postponements or continuations of the meeting.
     All shareholders are invited to attend the meeting. To ensure your representation at the meeting, however, you are urged to mark, sign and return the enclosed proxy in the accompanying envelope, whether or not you expect to attend the meeting. In the event that you attend the meeting, you may vote in person even if you have returned a proxy.
     Your vote is important.
     To vote your shares, please sign, date and complete the enclosed proxy and mail it promptly in the enclosed return envelope.
     April 16, 2008
By Order of the Board of Directors
James M. Coogan
Secretary

Hudson Valley Holding Corp.
21 Scarsdale Road
Yonkers, New York 10707
PROXY STATEMENT
     This proxy statement is furnished to you in connection with the solicitation of proxies by the Board of Directors to be used at the 2008 annual meeting of shareholders of Hudson Valley Holding Corp. (the “Company”). Copies of this proxy statement are being mailed on or about April 15, 2008 to persons who were shareholders of record on April 4, 2008.
     The Company is a New York corporation founded in 1982. The Company is registered as a bank holding company under the Bank Holding Company Act of 1956.
     The Company provides financial services through its wholly-owned subsidiaries, Hudson Valley Bank. N.A (“HVB”), a national banking association headquartered in Westchester County, New York, and New York National Bank (“NYNB”), a national banking association headquartered in Bronx County, New York (together with HVB, “the Banks”). Refer to Part I “Item 1- Business — General” and “Item 1 — Business — Our Market Area” in our 2007 Annual Report on Form 10-K for discussion on our Banks and banking charters.
     The Company provides investment management services through a wholly-owned subsidiary of HVB, A.R. Schmeidler & Co., Inc.
     HVB is the primary operating subsidiary of the Company.
Date, Time and Place of Meeting
     We will hold the 2008 annual meeting of shareholders on Thursday, May 15, 2008, at 10:30 a.m. local time, at 21 Scarsdale Road, Yonkers, New York, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.
Matters to be Considered at the Meeting
     At the meeting, we will ask our shareholders to consider and vote upon:
•	the election of twelve directors, and

•	the ratification of the selection of Crowe Chizek and Company LLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.
     The shareholders will also consider and vote upon such other matters as may properly be brought before the meeting or any adjournment, postponement or continuation thereof.
Vote Required
     The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote generally for the election of directors is necessary to constitute a quorum at the meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power with respect to that item and has not received instructions from the beneficial owner.
     A plurality of the votes cast by the shareholders present in person or by proxy and entitled to vote is required to elect directors. With regard to the election of directors, you may vote in favor of, or withhold your vote from, each nominee. Abstentions and broker “non-votes” will have no effect on the outcome of the election of directors.
     A majority of votes cast by the shareholders present in person or by proxy and entitled to vote is required the ratification of the selection of the independent registered public accounting firm. With regard to the ratification of the selection of the independent registered public accounting firm you may vote in favor of, withhold your vote from, or abstain.
Voting of Proxies
     Shares of our common stock represented by properly executed proxies received in time for the meeting, unless previously revoked, will be voted at the meeting as specified by the shareholders on the proxies. If a proxy is returned without any voting instructions, the shares represented thereby will be voted in favor of the nominated slate of directors and in favor of the ratification of the selection of the independent registered public accounting firm, as recommended by the Board of Directors.
Revocability of Proxies
     If you authorize a proxy, you have the power to revoke it at any time before it is voted. You can do so in one of three ways. First, you can send a written notice to our First Vice President, Shareholder Relations at the following address stating that you would like to revoke your proxy. Second, you can complete a new proxy card and send it to our First Vice President, Shareholder Relations at the following address. Third, you can attend the meeting and vote in person. You should send any written notice or new proxy card to:
Wendy Croker
First Vice President, Shareholder Relations
Hudson Valley Holding Corp.
21 Scarsdale Road
Yonkers, NY 10707
You may request a new proxy card by calling Wendy Croker at (914) 961-6100.
Record Date; Shareholders Entitled to Vote; Quorum
     Only shareholders of record at the close of business on April 4, 2008, will be entitled to receive notice of and vote at the meeting. As of the record date 9,858,003 shares of common stock were issued and outstanding. Each share of common stock is entitled to one vote on each matter on which holders of common stock are entitled to vote. A majority of the outstanding shares of common stock entitled to vote must be represented in person or by proxy at the meeting in order for a quorum to be present.
Solicitation of Proxies
     This proxy solicitation is being made by the Board of Directors, the form of which is enclosed, for the meeting. The cost of any solicitation will be borne by the Company. Our officers, directors or regular employees may communicate with shareholders personally or by mail, telephone, telegram or otherwise for the purpose of soliciting proxies. We and our authorized agents will request brokers or other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by these persons and will reimburse their reasonable out-of-pocket expenses in forwarding the material.
Proposals of Shareholders and Communication with Shareholders
     Shareholders of the Company who intend to present a proposal for action at the 2009 Annual Meeting of Shareholders of the Company, must notify the Company’s management of such intention by notice, received at the Company’s principal executive offices not later than December 17, 2008 for such proposal to be included in the Company’s proxy statement relating to such meeting.

     The Board maintains active communication directly with shareholders. Oral and written inquiries from shareholders are responded to by the First Vice President, Shareholder Relations, one of the Executive Officers or the Chairman of the Board. The Board is advised of shareholder inquiries where appropriate. The Board meets with and interacts with shareholders on an ad hoc basis and believes the existing program facilitates effective open communication with the Company’s shareholders. Shareholders who wish to communicate with the Board of Directors directly may do so by writing to the Board of Directors or to any member of the Board at the Company’s offices or through the HVB website at www.hudsonvalleybank.com.
     We have adopted a service approved by the Securities and Exchange Commission (the “SEC”) referred to as “householding”, which is designed to reduce duplicate mailings to you and to save printing and postage cost. This rule allows us to send a single set of any shareholder documents, including proxy information statement, and annual report, to any household at which multiple shareholders reside, if we believe the shareholders are members of the same family. You will continue to receive individual proxy cards for each individual shareholder.
     If a shareholder of record residing at such an address wishes to receive separate documents in the future, he or she may contact Wendy Croker, First Vice President, Shareholder Relations, Hudson Valley Holding Corp., 21 Scarsdale Road, Yonkers, NY 10707; telephone (914) 961-6100; email: wcroker@hvbank.com. Your continued consent to householding will be presumed unless you notify us that you wish to receive separate documents. We will begin sending separate documents within 30 days after receipt of notice revoking consent. If you own your shares through a bank, broker or other nominee, you can request householding by contacting the nominee.
Financial Statements
     Copies of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 are being delivered to shareholders together with this proxy statement. Representatives of Crowe Chizek and Company LLC, the Company’s independent registered public accounting firm, are expected to attend the annual meeting of shareholders, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Other Matters
     The Board of Directors knows of no matters that are expected to be presented for consideration at the meeting that are not described herein. However, if other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote thereon in accordance with their best judgment.
ELECTION OF DIRECTORS
     It is the intention of the persons named in the enclosed form of proxy to vote the shares represented by such proxy for the election of all of the nominees listed below, unless such proxy specifies otherwise. Certain information regarding each nominee is set forth in the table and text below. The number of shares, if any, beneficially owned by each nominee is listed under “Security Ownership of Certain Beneficial Owners and Management”, beginning on page 34.
Nominees for the Board of Directors
     All directors of the Company serve for a term of one year, until the next annual meeting of shareholders or until their respective successors have been duly elected and qualified. All of the nominees are currently serving as directors. The following table contains the position with the Company, if any, and the principal occupation and certain other information about the nominees based on information obtained from each nominee. Mr. Adam W. Ifshin was appointed as a director of the Company in March 2008 based upon the recommendation of the Chairman of the Board and the Board’s knowledge of Mr. Ifshin.

			Director
Name	Age	Position with the Company and Principal Occupation	Since
William E. Griffin	75	Mr. Griffin is an attorney and is a shareholder and President of Griffin, Coogan & Veneruso, P.C., a law firm located in Bronxville, New York. Mr. Griffin has served as Chairman of the Board since 1990.	1981

James J. Landy	53	President and Chief Executive Officer of the Company since January 2001. Previously, Mr. Landy served as Executive Vice President of HVB and in various other executive capacities with HVB. He has been employed by HVB since 1977.	2000

Stephen R. Brown	52	Senior Executive Vice President, Chief Financial Officer and Treasurer of the Company since July 2004. Previously, Mr. Brown served as Senior Executive Vice President, Chief Operating Officer and Chief Financial Officer of the Company from January 2001 to June 2004. He has been employed by HVB since 1993.	2000

James M. Coogan	65	Mr. Coogan is an attorney and is a shareholder and Vice President of Griffin, Coogan & Veneruso P.C., a law firm located in Bronxville, New York. Mr. Coogan has served as Secretary since 1997.	1994

Gregory F. Holcombe	46	Vice President, BMW Machinery Co., Inc., an investment holding company, since 1994. From 2000 to January 2006, Mr. Holcombe also served as Vice President of Supply Chain Management of Precision Valve Corporation, a maker of aerosol spray valves based in Yonkers, New York.	1999

Adam W. Ifshin	42	President & Chief Executive Officer of DLC Management Corp., a company property management firm specializing in owning and operating retail shopping centers, located in Tarrytown, New York, since 1991. In addition, Mr. Ifshin is President of Delphi Commercial Properties, Inc., a specialty real estate brokerage firm, President of DLC Investment Securities Corp., a placement agent for real estate investments and co-founded DLC UrbanCore, to promote development of retail real estate in under-served, infill and multi-ethnic markets nationwide.	2008

Michael P. Maloney	46	Executive Vice President, Chief Banking Officer of HVB since October 2005. From January 2001 to October 2005, Mr. Maloney served as Executive Vice President, Strategic Relationships and Sales of HVB. He has been employed by HVB since 1999.	2006

Angelo R. Martinelli	80	Chairman of the Board of Gazette Press, Inc., a printing company located in Yonkers, New York since 1948.	1990

			Director
Name	Age	Position with the Company and Principal Occupation	Since
William J. Mulrow	52	Director of Citigroup Global Markets Inc., a financial services company based in New York City, since October 2005. Mr. Mulrow is also a Managing Director of Paladin Capital Group, a private equity investment firm, since January 2004. Previously, Mr. Mulrow was Senior Vice President of Gabelli Asset Management, Inc., an asset management and financial services company in Rye, New York from April 1999 to September 2005.	2003

John A. Pratt Jr.	77	Consultant to HVB since 1996, advising HVB on new business development and business retention. Previously, Mr. Pratt was the President and Chief Executive Officer of the Company, retiring in 1995.	1983

Cecile D. Singer	78	Principal in Cecile D. Singer Consulting, a consulting firm located in Yonkers, New York, specializing in government relations since 1995.	1994

Craig S. Thompson	54	President and principal shareholder of Thompson Pension Employee Plans, Inc., a company located in New York City and specializing in pension administration and investment and insurance sales for over 21 years.	1988
Executive Officers
     Certain information with respect to executive officers of the Company and of HVB is set forth below. All executive officers are elected by the Board of Directors and serve until their successors are duly elected by the Board of Directors. Messrs. Griffin, Landy and Brown serve as executive officers of both the Company and HVB, while the other individuals named below are executive officers of HVB only. Biographical information concerning executive officers who are also members of the Board of Directors is given above under the caption “Nominees for the Board of Directors”.

Name	Age	Position
William E. Griffin	75	Chairman of the Board and Director

James J. Landy	53	President, Chief Executive Officer and Director

Stephen R. Brown	52	Senior Executive Vice President, Chief Financial Officer, Treasurer and Director

Michael J. Gilfeather	50	Executive Vice President, Branch Banking of HVB since July 2005. From May 2001 to 2005, Mr. Gilfeather was President of Home Services Shop, a service company in Westchester County. Previously, he was a senior manager in Retail Banking for The Bank of New York since 1980.

Michael P. Goldrick	43	Executive Vice President, Business and Professional Banking of HVB since August 2005. From January 2001 to August 2005, Mr. Goldrick was Vice President, Middle Market Commercial Banking for M&T Bank, a regional bank headquartered in New York. .

Name	Age	Position
Michael P. Maloney	46	Executive Vice President, Chief Banking Officer of HVB since October 2005. From January 2001 to October 2005, Mr. Maloney served as Executive Vice President, Strategic Relationships and Sales of HVB. He has been employed by HVB since 1999.

Mary B. Minieri	49	Executive Vice President and Special Assistant to the President of HVB since August 2005. From March 2002 to August 2005, Ms. Minieri served as Executive Vice President, Branch Administrator of HVB. Previously, she served as Senior Vice President, Branch Administrator of HVB from October 1997 to February 2002. She has been employed by HVB since 1989.

Vincent T. Palaia	61	Executive Vice President and Chief Lending Officer of HVB since 1997. He has been employed by HVB since 1988.

George E. Patterson	62	Executive Vice President and Chief Credit Officer of HVB since March 2008. From February to August 2007. he was Senior Vice President and Risk Manager of New York Commercial Bank, a financial institution based in New York. From August 2001 to April 2004, Mr. Paterson served as Senior Managing Director, Credit and Administration of the Commercial Markets Group of Citibank, a financial institution.

Frank J. Skuthan	54	Executive Vice President, Chief Operating Officer and Marketing Director of HVB since November 2007. From August 2000 to November 2007, Mr. Skuthan served as Executive Vice President and Marketing Director of HVB. He has been employed by HVB since 2000.
The Board of Directors and Committees of the Board
     Corporate Governance
     The Company’s Board of Directors directly assumes responsibility for governance duties. It establishes the criteria for membership on the Company’s Board of Directors and finds and recruits individuals whose experience and other qualifications will enhance the goals of the Company. The Board of Directors believes that the functions of the Nominating Committee are best served by the attention of the full Board. As further discussed in this section other than Ms. Singer and Messrs. Holcombe and Mulrow, no other director would meet the standards of independence for companies listed on the New York Stock Exchange (the “NYSE”). In evaluating candidates for membership on the Board of Directors, the Board considers, in addition to other factors, the candidate’s business experience, community service, judgment, integrity and ability to make the time commitment necessary to be an effective member of the Board. It assesses the composition and effectiveness of the Company’s Board, HVB’s Board, NYNB’s Board and their Committees. The purpose of this corporate governance process is (i) to identify the individuals qualified to become members of the Board of Directors and to recommend the selection of the nominees for membership on the Board of Directors for election at the annual meeting of shareholders; (ii) to determine the composition of the Board and its committees; and (iii) to monitor a process to assess Board effectiveness and to develop and implement codes of ethics. Because the Board believes that this process functions effectively to achieve its purpose, the Board does not have a separate corporate governance or nominating committee.
     Shareholders may propose director candidates for consideration by the Company’s Board of Directors by submitting same, in writing, to the Chairman of the Board of the Company, Hudson Valley Holding Corp., 21 Scarsdale Road, Yonkers, New York 10707. Also see “Proposals of Shareholders and

Communication with Shareholders” on page 2. The Board of Directors has not adopted formal, specific minimum qualifications that must be met by a prospective nominee for a position on the Company’s Board. However, the Board considers those factors outlined above, as well as other factors, in evaluating a nominee for the Company’s Board.
     Although the Company’s shares are not listed on NYSE or any other stock exchange, the Company measures the independence of its Board of Directors under the independence standards of the NYSE. Under these standards, the Board of Directors believes that Ms. Singer and Messrs. Mulrow and Holcombe would meet the standards of independence for board members required for companies listed on the NYSE. The Board considered the banking relationship that exists between HVB and Ms. Singer and Messrs. Mulrow and Holcombe in determining each directors’ independence. Since these banking products and services are provided in the normal course of business and are available on the same basis as to customers in general, the Board concluded that these relationships do not affect the directors’ independence.
     The Company’s Board of Directors has adopted a code of ethics for Senior Financial Officers in accordance with Item 406 of Regulation S-K promulgated by the SEC. This code of ethics can be found on HVB’s website at www.hudsonvalleybank.com. The Company intends to disclose waivers from its code of ethics on the HVB website at www.hudsonvalleybank.com.
     The Company’s Board of Directors convened 12 times in 2007. The Company’s Committees of the Board of Directors include the Audit Committee and the Compensation and Organization Committee. Other policy decisions for the Company and its subsidiaries continue to often be made by the full Board of Directors of the Company or HVB, or by a standing committee of the Board of Directors of HVB and/or the Board of NYNB. No director attended fewer than 75 percent of the meetings of the Board and the Committees of the Board on which he or she has served.
     The Company encourages Board members to attend the Annual Meeting of Shareholders. All Board members were in attendance at the most recent Annual Meeting of Shareholders held May 10, 2007.
     The Compensation and Organization Committee is charged with the responsibility for: conducting performance reviews of all executive officers and certain other officers of the Company and its subsidiaries; reviewing and approving all officer promotions; reviewing salary ranges by grade, staffing levels, vacancies, recruiting programs, benefit plans, pension plans and related investment performance; approving stock option plans and all grants of stock options; and reviewing the life insurance policies on executive officers. The Compensation and Organization Committee also reviews and approves personnel policies and engages consultants as required. The Committee convened 9 times in 2007. Ms. Singer and Messrs. Griffin, Holcombe, Martinelli, Thompson and Bruno J. Gioffre, who served until his retirement from the Board in December 2007, served as non-employee directors of this Committee, along with Messrs. Landy and Brown, the Company’s two employee directors. Although the Company’s shares are not listed on the NYSE, the Company measures the independence of its Compensation and Organization Committee under the independence standards of the NYSE. Under these standards, the Board of Directors believes that other than Ms. Singer and Mr. Holcombe no other Compensation and Organization Committee members would meet the standards of independence for companies listed on the NYSE.
     The Compensation and Organization Committee oversees the Company’s compensation programs. Our compensation programs include programs designed specifically for our executive officers, including the CEO and CFO. The Committee evaluates the performance of executive officers and makes all final compensation decisions for executive officers. The Committee utilizes independent, qualified consultants to provide research, analysis and recommendations to the Committee regarding executive officers compensation. The consultants assist the Committee in designing compensation plans, analyzing industry survey and comparative data, setting performance goals and determining the mix (salary, non-equity incentive award, equity incentives) and total amount of compensation. See “Executive Compensation — Compensation Discussion and Analysis” beginning on page 10 of this Proxy Statement for more information regarding the Committee’s role in determining executive compensation.

     The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities as to accounting policies and financial reporting practices of the Company and its subsidiaries, the sufficiency of auditing relative thereto and the adequacy and effectiveness of the Company’s internal controls. The Committee also has responsibility for reviewing compliance with the Company’s business ethics and conflict of interest policies. The Audit Committee has the responsibility for and authority to select and terminate the independent registered public accounting firm and approve their fees and expenses. The Audit Committee operates under a written charter adopted by the Board of Directors which can be found on HVB’s website at www.hudsonvalleybank.com. The Committee convened 5 times in 2007. During 2007, the Audit Committee members were Ms. Singer, Messrs. Mulrow, Coogan, Pratt, Thompson and Bruno J. Gioffre, who served until his retirement from the Board in December 2007. Although the Company’s shares are not listed on the NYSE, the Company measures the independence of its Audit Committee under the independence standards of the NYSE. Under these standards, the Board of Directors believes that other than Ms. Singer and Mr. Mulrow no other Audit Committee member would meet the standards of independence for companies listed on the NYSE.
     The Board of Directors is not required to designate one Committee member as a financial expert since the Company’s stock is not listed on an exchange. The Board of Directors does not believe that any one member would meet the qualifications to be designated a financial expert, however, the Board of Directors believes that the Audit Committee members, collectively, based upon their experience on the Company’s Board, as well as other relevant experience, possess significant understanding of the Company’s financial reporting and related systems of control and are therefore effective in fulfilling their responsibilities.
Audit Committee Report
     In accordance with its written charter adopted by the Board of Directors, the Audit Committee (the “Committee”), which consists entirely of non-employee directors, assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.
     In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent registered public accounting firm a formal written statement describing all relationships between them and the Company that might bear on their independence consistent with the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Committee discussed with the independent registered public accounting firm any relationships that may impact their objectivity and independence, including fees for non-audit services, and satisfied itself as to the firm’s independence.
     Pursuant to Section 404 of the Sarbanes-Oxley Act, management is required to prepare as part of the Company’s 2007 Annual Report on Form 10-K a report by management on its assessment of the Company’s internal control over financial reporting, including management’s assessment of the effectiveness of such internal control Crowe Chizek and Company LLC (“Crowe”) has issued an audit report relative to internal control over financial reporting. During the course of fiscal 2007, management regularly discussed the internal control review and assessment process with the Audit Committee, including the framework used to evaluate the effectiveness of such internal controls, and at regular intervals updated the Audit Committee on the status of this process and actions taken by management to respond to issues identified during this process. The Audit Committee also discussed this process with Crowe. Management’s assessment report and the auditors’ audit report are included as part of the 2007 Annual Report on Form 10-K.
     The Committee discussed and reviewed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees” and, with and without management present, discussed and reviewed the independent auditors’ audit of the financial statements. The Committee also discussed the results of the internal audit examinations.

     The Committee reviewed the audited financial statements of the Company as of and for the year ended December 31, 2007, with management and the independent registered public accounting firm. Management has the responsibility for the preparation of the Company’s financial statements and the independent registered public accounting firm has responsibility for the audit of those statements.
     Based on the above-mentioned review and discussions with the independent registered public accounting firm, the Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the SEC. The Committee has reappointed Crowe as the Company’s independent registered public accounting firm for the year ending December 31, 2008. In making its determination, the Committee considered price and quality of service.
William J. Mulrow, Chairman
James M. Coogan
John A. Pratt Jr.
Cecile D. Singer
Craig S. Thompson
Change in Independent Registered Public Accounting Firm
     The Audit Committee completed a process to consider the selection of the Company’s independent registered public accounting firm for the year ending December 31 2007. This process included consideration of audit firms in addition to Deloitte & Touche LLP (“D&T”), which is the firm the Committee engaged to act as the independent registered accounting firm for 2006. On November 14, 2007, as a result of this selection process, the Audit Committee dismissed D&T as the Company’s independent registered public accounting firm and engaged Crowe to serve as the Company’s independent registered public accounting firm as of and for the year ended December 31, 2007. In a Form 8-K filed by the Company on November 20, 2007 the Company confirmed that the reports of D&T on the financial statements as of and for the years ended December 31, 2006 and 2005 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The report of D&T on the Company’s financial statements as of and for the year ended December 31, 2006 included an explanatory paragraph regarding the Company’ change in its method of accounting for its defined benefit pension plans adopted by the Company on December 31, 2006. During the years ended December 31, 2005 and 2006 and through November 14, 2007, there have been no disagreements with D&T on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of D&T, would have caused them to make reference thereto in their reports on the financial statements for such years. During the years ended December 31, 2005 and 2006, and through November 14, 2007, there were no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K. The Company provided D&T with a copy of the above statements and D&T furnished the Committee with a letter addressed to the SEC stating their agreement with the statements and disclosures. The Company did not consult the incoming independent registered public accounting firm, Crowe regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K during the years ended December 31, 2005 and 2006 and through November 14, 2007.

Independent Registered Public Accounting Firm Fees
     Set forth below is a summary of the fees paid for the years ended December 31, 2007 and December 31, 2006 to the Company’s independent registered public accounting firms, Crowe and D&T, respectively:

	2007	2006
Audit Fees	$283,800	$350,000
Audit-related fees[1]	120,200	185,000
Tax fees[2]	111,800	84,507

Total	$515,800	$619,507

[1]	Audit of internal controls over financial reporting and other related matters

[2]	Tax fees

	2007	2006
Tax return preparation and review	$98,600	$52,800
Tax consulting — tax research	13,200	22,957
Tax consulting — tax examinations	—	8,750

	$111,800	$84,507
Pre-Approval Policies
     In accordance with the procedures set forth in its charter, the Audit Committee approves in advance all audit services and permitted non-audit services (including the fees and terms of those services) to be performed for the Company by its independent registered public accounting firm. All services must be submitted to the Committee for approval in writing, generally in the form of an engagement letter, which outlines the services to be performed and the associated fees. All of the fees and services described above were pre-approved by the Audit Committee.
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION & ANALYSIS
     This is a report of the Company and our Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”). In this “Compensation Discussion and Analysis” section, the terms “we,” “our,” “us,” refer to the Company and, when the context requires, to the CEO and the CFO.
Oversight of Executive Compensation Program
     The Compensation and Organization Committee of our Board of Directors (the “Compensation Committee”) oversees our compensation programs. Our compensation programs include programs designed specifically for our executive officers, including the CEO, CFO and other executive officers named in the Summary Compensation Table on page 22 (the “Senior Executives” or “Named Executive Officers”).
     The Board of Directors established the Compensation Committee to, among other things, establish, review and approve the compensation levels of Senior Executives, evaluate the performance of Senior Executives and certain other officers and consider senior management succession issues and related matters for the Company. The objectives and the goals of the Company’s compensation program are to attract, retain, motivate and reward executives capable of leading the Company in achieving its business objectives and annual goals. The Company’s program is intended to measure and reward past performance of the Senior Executives and align their long-term interests with those of our shareholders.
     The Compensation Committee has utilized independent, qualified consultants to assist them in the design and administration of the compensation programs applicable to Senior Executives and others. From 2005 to date, the Compensation Committee has engaged Pearl, Meyer and Partners (“Pearl”) to assist them in revising the compensation program to more clearly define the relationship between performance expectations and related compensation.
Role of CEO and CFO in Compensation Decisions
     The CEO and CFO are Directors of the Company and serve on the Compensation Committee. The CEO and CFO do not participate in the process of determining the compensation of the Board of Directors or their own compensation. The Compensation Committee, with input from the non-employee directors, determines the compensation of the CEO and CFO without the CEO’s or CFO’s participation or presence.
     The Compensation Committee makes all final compensation decisions for Senior Executives, including equity awards. The CEO annually reviews the performance of each Senior Executive (other than his own). The conclusions and recommendations resulting from the CEO’s reviews, including proposed salary adjustments and annual award amounts, are then presented to the Compensation Committee for its consideration and approval. The Compensation Committee exercises its discretion in modifying performance recommendations presented to them. The CEO and CFO do not participate in the determination of their own compensation.
Objectives of Hudson Valley Holding Corp.’s Compensation Programs
     We compensate Senior Executives through a combination of base salary, non-equity incentive award, equity participation, retirement plans and other personal benefits designed to be competitive with comparable employers. Our underlying goal is to motivate our executives to attain their annual goals and to align management’s incentives with the long-term interests of our shareholders. Our compensation setting process consists of the CEO and CFO, working together with the Compensation Committee to establish targeted total compensation for each Senior Executive and then allocating that compensation among base salary and incentive compensation, including equity incentives in the form of stock options.
     Our process begins with establishing individual and corporate performance objectives for Senior Executives for the year. Together, the Board of Directors and each Senior Executive establish individual and corporate performance objectives. A key performance objective has been, and remains, the attainment of annual profitability targets determined as a return on average shareholder equity. This performance target for 2007, as in 2006, was determined to be 18.5%. This target is established annually and is intended to result in financial performance that exceeds industry norms and, as a result, provides superior returns to our shareholders. Other performance targets are also established annually. For 2007, these included specific loan, deposit and fee income growth targets as well as expansion of the Company’s branch banking network. For 2007, these targets were: loan growth of 15% deposit growth of 13%, fee income of $11.5 million and the opening of at least four new branch banking offices. These targets are approved by the Board of Directors, considering current general industry trends as well as the degree of difficulty in achieving the target. For 2006, these specific targets were: loan growth of 22%, deposit growth of 11%, fee income of $11 million and the opening of at least two new branch banking offices.
     We do not believe that it is appropriate to establish compensation levels based solely on benchmarking against industry survey data. We do believe, however, that information regarding pay practices at other companies is useful in at least two respects. First, we recognize that our compensation practices must be competitive in the marketplace. Second, this marketplace information is one of the many factors that the Compensation Committee considers in assessing the reasonableness of compensation. We utilize consultants to regularly update marketplace pay practices.
     In 2007, as in 2006, the CEO recommended to the Compensation Committee that each Senior Executive’s compensation be based primarily upon an assessment of each Senior Executive’s leadership, performance and potential to enhance long-term shareholder value. We rely upon our judgment about each individual, as well as their attainment of annual performance targets, in determining the amount and mix of compensation elements and whether each particular payment or award provides an appropriate incentive and reward for the attainment of annual performance targets and for performance that sustains and enhances long-term shareholder value. Key factors affecting our judgment include: (i) performance compared to the financial, operational and strategic goals established for the Senior Executive at the beginning of the year; (ii) nature, scope and level of responsibilities; and (iii) contribution to the Company’s financial results, particularly with respect to return on equity.
     The Compensation Committee met 9 times in 2007 to discuss, analyze, approve and recommend to the Board certain compensation matters for the Senior Executives and the non-employees directors.
     Compensation Consultant
     In 2005, the Company and the Compensation Committee engaged Pearl, a third party compensation consultant, to provide research, analysis and recommendations to the Compensation Committee regarding Senior Executives’ and other officers’ compensation for 2005 and beyond. During 2007, representatives of Pearl consulted with the Compensation Committee, the Chairman of the Board and the Compensation Committee Chairperson in connection with compensation plans for our Senior Executives and other officers.
     Pearl assisted the Compensation Committee by providing comparative market data on compensation practices and programs based on an analysis of banking and general industry surveys. As in 2006, Pearl also provided guidance on industry best practices. Pearl advised the Compensation Committee in: (i) determining base salaries and annual incentive compensation for Senior Executives for 2007 and beyond; (ii) setting individual performance goals and award levels for Senior Executives for long-term incentive compensation beginning in 2007, and (iii) designing and determining individual equity grant levels for Senior Executives, consonant with Company objectives. Included in the banking and general industry surveys were banking companies determined by Pearl and the Compensation Committee to be peer group organizations. For 2007, these peer group organizations were:
2007 Peer Group Organizations
Astoria Financial Corporation
New York Community Bancorp, Inc.
Dimes Community Bancshares, Inc.
TrustCo Bank Corp. NY
Sterling Bancorp
U.S.B. Holding Co., Inc.
OceanFirst Financial Corp.
Lakeland Bancorp, Inc.
Brookline Bancorp, Inc.
Kearny Financial Corp. (MHC)
Provident Financial Services, Inc.
Provident New York Bancorp
Smithtown Bancorp, Inc.
PennFed Financial Services Inc.
Suffolk Bancorp
Signature Bank
Survey Data and Compensation Targets
     With respect to incentive compensation to Senior Executives and total compensation of these Senior Executives, the Compensation Committee engaged Pearl to perform a comparison study of the current compensation of the Senior Executives at the Company with a competitive assessment derived from data collected by Pearl from various banking and industry surveys, including the peer group data (the “Survey Data”). The Survey Data was used to provide a benchmark of executive compensation levels against companies that have executive positions with responsibilities similar in breadth and scope to the Company and have businesses that compete with the Company for executive talent. In order to remain consistent from year to year, we have determined that we will use Pearl or other independent, qualified consultants as part of our periodic marketplace study.

     The Compensation Committee reviews the Survey Data to ensure that our total Senior Executive compensation program is competitive. The Survey Data is a compilation of compensation and other data prepared by Pearl based upon its review of various industry surveys. Ultimately the Compensation Committee uses its discretion in determining total compensation.
Overview of Compensation Philosophy
     The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Company. Our strategy attempts to align executives’ interests with those of the shareholders by rewarding performance that attains established goals, with the ultimate objective of improving shareholder value. The Compensation Committee evaluates both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions. We strive to maintain compensation that is competitive relative to the compensation paid to similarly situated executives based upon Survey Data. To that end, the Compensation Committee believes executive compensation packages provided by the Company to its Senior Executives should include both cash and stock-based compensation that reward performance as measured against established goals.
     The following compensation objectives are considered in setting the compensation programs for our Senior Executives:
•	drive and reward performance which supports the Company’s financial performance targets, most specifically, return on equity;

•	provide a significant percentage of total compensation that is “at-risk”, or variable based on predetermined performance criteria;

•	encourage stock holdings to align the interests of Senior Executives with those of shareholders;

•	design competitive total compensation and rewards programs to enhance our ability to attract and retain knowledgeable and experienced Senior Executives; and

•	set compensation and incentive levels that reflect competitive market practices.
Compensation Elements and Rationale for Pay Mix Decisions
     To reward both short- and long-term performance and in furtherance of our compensation objectives noted above, our Senior Executive compensation philosophy includes the following four principles:
(i)	Compensation should be related to performance and profitability
     We believe that a significant portion of a Senior Executive’s compensation should be tied not only to individual performance, but also to the performance of the Company measured against both financial and non-financial goals and objectives. During periods when performance meets or exceeds the established objectives, Senior Executives should be paid commensurate with their performance. When performance does not meet key objectives, incentive award payments should be diminished.
(ii)	Incentive compensation should represent a major portion of a Senior Executive’s total compensation
     The mix between salary and short- and long-term incentives (non-equity incentive award and stock options) should be appropriate so as to remain competitive in the marketplace and to significantly motivate Senior Executives to achieve performance targets. A significant portion of compensation should be paid in the form of short-term and long-term incentives calculated and paid based primarily on financial measures of profitability and shareholder value creation. Senior Executives should have a major portion of their compensation dependant upon Company profitability and shareholder return.
(iii)	Compensation levels should be competitive
     The Compensation Committee reviews the Survey Data to ensure that the compensation program is competitive with that provided by other comparable firms. We believe that a competitive compensation program enhances our ability to attract and retain Senior Executives and to maintain and enhance profitability.
(iv)	Incentive compensation should balance short-term and long-term performance
     The Compensation Committee seeks to achieve a balance between encouraging strong short-term annual results and ensuring our long-term viability and success. To reinforce the importance of balancing these perspectives, Senior Executives are provided both short- and long-term incentives. We provide Senior Executives and most employees with the means to become shareholders of the Company so as to share in increased value with shareholders. These opportunities are provided through stock option grants.
Metrics Used in Compensation Programs
     The Compensation Committee working with Pearl and the CEO adopted a general outline of performance-based metrics for defining Senior Executive incentive compensation. These metrics (the “Performance Metrics”) are defined, and their use in Senior Executive’s annual compensation is described, below:
     Financial Metric
     In 2007, as in 2006, the Financial Metric comprises the Company’s adherence to its Annual Financial Plan (the “Financial Plan”). The Financial Plan, devised by management and approved by the Board of Directors, contains initiatives in virtually all phases of the Company’s operations. The goal of the Financial Plan was to maximize shareholder value in 2007, as in 2006, by increasing earnings through numerous initiatives in the areas of operating efficiency, asset and liability mix, and loan and deposit growth. A significant feature of the Financial Plan related to growth in loans and deposits and the attainment of an 18.5% return on equity. For 2007, the targets for growth were: loan growth of 15%, deposit growth of 13% and fee income of $11.5 million. For 2006, the targets for growth were: loan growth of 22%, deposit growth of 11% and fee income of $11 million.
     Non Financial Metric
     The Non-Financial Metric entails the expansion of the Company’s branch banking network through identifying, equipping and opening at least four new locations in 2007 and two new locations in 2006. In 2007, as in 2006, we believe such branch banking expansion is important to our ability to continue to increase loans and deposits in 2007 and beyond.
Compensation Benchmarking Relative to Market
     In 2007, as in 2006, Pearl provided the Compensation Committee with the Survey Data to assist in the review and comparison of each element of compensation for the Senior Executives. With such information, the Compensation Committee reviewed and analyzed compensation for each Senior Executive and used the Survey Data as a guide to determine base salary and incentive compensation factors and weighting for determination of cash bonuses and stock option grants. The Compensation Committee targets different compensation levels for each element of compensation as described below.

Review of Senior Executive Performance
     Each year the Compensation Committee reviews each compensation element of a Senior Executive. In each case, we take into account the scope of responsibilities and experience, and balance them against competitive salary levels. Members of the Compensation Committee have the opportunity to interact with the Senior Executives at various times during the year, which allows the Compensation Committee to form its own assessment of each individual’s performance. This interaction is further supplemented by input from the Board which also regularly interacts with Senior Executives.
     Each year the CEO presents to the Compensation Committee his evaluation of each Senior Executive, which includes a review of contribution and performance over the past year, strengths, weaknesses, development plans and succession potential. Following this presentation, and a review of the Survey Data, the Compensation Committee makes its own assessments and determines the compensation for each Senior Executive.
Components of the Executive Compensation Program
     We believe the total compensation and benefits program for Senior Executives should consist of the following:
•	base salaries;

•	annual incentive plan awards;

•	long-term incentive compensation awards, through stock option grants; and

•	retirement, health, welfare and personal benefits.
     Base Salaries
     Base salaries are determined by evaluating a Senior Executive’s level of responsibility and experience, the Company’s performance and the Survey Data. In 2007, the Compensation Committee approved base salary increases for our Senior Executives ranging from 4.0% to 7.5% including a 6.25% increase for our CEO.
     Adjustments to base salaries, if any, are driven primarily by Company and individual performance and comparative information from the Survey Data. Individual performance is evaluated by reviewing the Senior Executive’s success in achieving business results.
     When considering the base salary of the Senior Executives for fiscal year 2007, we reviewed the compensation of comparable senior executives from the Survey Data. We also considered the Company’s continuing achievement of its short-term and long-term goals:
•	return on equity and earnings after tax goals;

•	growth in loans and deposits;

•	successfully manage institutional risk;

•	expand our branch banking network; and

•	attract, retain and develop human resource capability.
     Base Salary decisions for 2008 and beyond will reflect our success in continuing to meet these goals as well as the Performance Metrics of each Senior Executive.
     Pearl assists us with the evaluation of the Survey Data, general economic conditions and marketplace compensation trends. The Compensation Committee may then adjust base salaries for Senior Executives when:

•	the current compensation demonstrates a significant deviation from the market data;

•	it wishes to recognize outstanding individual performance; and

•	it wishes to recognize an increase in responsibility.
     Benchmarking and aligning base salaries is critical to a competitive compensation program. Other elements of compensation are affected by changes in base salary. Annual non-equity incentive awards are targeted and paid out as a percentage of base salary. Stock options are awarded based upon Company financial performance and targets established by the Compensation Committee The salaries paid to the CEO, CFO and other Senior Executives during fiscal years 2007 and 2006 are shown in the Summary Compensation Table on page 22.
     Annual Incentive Cash Compensation
     The annual incentive cash compensation award provides Senior Executives with the opportunity to earn cash bonuses based on the achievement of specific Company-wide and individual performance goals. The Compensation Committee designs the annual incentive component of our compensation program to align Senior Executives’ pay with our annual (short-term) performance. Incentive cash bonuses are generally paid in part in the third quarter of each year based upon performance year to date (but no more than 40% of target award) with the balance paid in the first quarter of the subsequent year.
     The Compensation Committee approves a target incentive payout as a percentage of the base salary earned during the incentive period for each Senior Executive. These target percentages are based on competitive practices for each comparable position in the Survey Data. The incentive target percentage represents the Senior Executive’s annual non-equity incentive award opportunity if the annual performance goals of the incentive plan are achieved.
     The incentive compensation award establishes a set of Financial and Non-Financial Metrics for each Senior Executive. These metrics are selected to drive annual performance. Each Performance Metric has a weight within the plan, and the sum of the weights is 100%. In 2007, as in 2006, Financial Metrics comprised 95% of the target incentive and Non-Financial Metrics comprised 5% of the target incentive. Below is a table showing the 2007 Annual Incentive Plan Weightings for Senior Executives.

	Incentive	Incentive Factors and Weighting (%)
	Target at %	Return on	Deposit	Loan	Fee	Branch
Name	of Salary	Equity	Growth	Growth	Income	Expansion
James J. Landy	60	40	25	15	10	10
Stephen R. Brown	55	40	25	15	10	10
Michael P. Maloney	50	35	25	20	10	10
Vincent T. Palaia	50	35	25	25	15	0
Frank J. Skuthan	45	35	20	0	15	30
     Each year performance targets are established at levels that are achievable, but require financial performance in excess of industry norms. Each of the Senior Executives received an annual non-equity incentive award based on their individual contributions to the 2007 performance.
     Each year the amount to be paid to each Senior Executive as annual incentive was determined by analyzing Company-wide and individual Performance Metrics and in consultation with Pearl as previously discussed. The Compensation Committee analyzes the Company’s attainment of each Incentive Factor as well as the individual Senior Executives contribution to attainment of these Incentive Factors. For example, Senior Executives, with individual business development goals have a more direct impact on certain Incentive Factors, such as loan and deposit growth, than do other Senior Executives with no individual business development goals. Messrs. Maloney and Palaia each have individual business development goals related to growth in loans, deposits and fee income. Each Incentive Factor’s weighting is adjusted to reflect the actual percentage of achievement of the targets for the year. The Compensation Committee sets minimum, target and maximum levels for each component of the Performance Metrics for the annual cash incentive compensation. Payments of annual incentive compensation are based upon the achievement of such objectives for the current year. Annual cash incentive payments awarded to Senior Executives (awarded in two payments, in the third quarter of the current year and in the first quarter of the following year) are shown on the Summary Compensation Table on page 22.
     Equity Incentive Plan — Stock Options
     On May 14, 2002, our Shareholders adopted the 2002 Stock Option Plan (the “2002 Plan”). The 2002 Plan provides for the grant of equity awards to officers, directors, employees, consultants and other persons providing services to the Company.
     Our stock option program is a vital element of our drive to recruit, retain and motivate the high-potential leaders who will sustain our performance as we continue our focus on our business objectives. It also reinforces in the Company the real incentive for our employees to sustain and enhance the Company’s long-term performance. The Board and the Compensation Committee believes that the superior performance of these individuals will contribute significantly to the Company’s future success.
     As of the date hereof, 1,246,740 options (adjusted for subsequent stock dividends) have been granted under the 2002 Plan. The 2002 Plan, as amended in May 2007, provided that 1,535,000 shares were reserved for issuance pursuant to option awards. Until an option is exercised, shares subject to options cannot be voted nor are they eligible to receive cash dividends. The Board of Directors and the Compensation Committee believes the award of options to officers, directors, employees, consultants and other persons is an important element of our compensation programs and directly ties performance rewards to the long-term growth in earnings and shareholder value. The award of options currently represents a meaningful part of annual compensation for Senior Executives.
     Typically, we make annual grants of stock options to our Senior Executives and employees based upon overall Company financial performance and individual performance during the prior year. Senior Executives and other employees may also receive stock options at the time they are first employed and then annually. Non-employee directors are typically granted stock options at the time they are appointed to the Board and then annually.
     Each stock option permits the Senior Executive to purchase one share of common stock from the Company at the exercise price, which is the per share fair market value of the Company stock on the date of grant. Stock options have value only to the extent the price of the Company stock on the date of exercise exceeds the exercise price. Stock options granted in 2007 generally become exercisable in five equal annual installments beginning with the grant date. For non-employee directors, their stock options are fully vested on the date of grant. The number of stock options granted to Senior Executives, and the full grant date fair value of these awards based on the present value of the estimated future benefit using the Black-Scholes options pricing model, are shown on the Grant of Plan-Based Awards Table on page 23.
     Stock options are granted annually based upon the attainment of Company-wide financial performance goals in the prior fiscal year, as determined by the Board of Directors, as well as individual performance. A key Company financial performance objective has been, and remains, the attainment of annual profitability targets determined as a return on average shareholder equity. This performance target for 2007, as in 2006, was determined to be 18.5%. This target is established annually and is intended to result in financial performance that exceeds industry norms and, as a result, provides superior returns to our shareholders. Grants made to Senior Executives in fiscal 2007 were based in part upon our results against this performance target in fiscal 2006. The actual performance for fiscal 2006 was 18.6%. The Compensation Committee has established targets for the future value of stock options, awarded annually. These targets are adjusted based upon individual performance as shown in the following table:

Individual Performance	Percentage of Target
Outstanding	125
Above Average	105
Standard	90
Below Standard	0
     Various persons are involved in the stock option granting process. The Compensation Committee approves stock option grants to Senior Executives and to employees, directors and consultants of the Company. The Compensation Committee oversees our stock option practices and administration of the 2002 Plan. The Company’s Corporate Controller, also its Principal Accounting Officer has established procedures that provide for consistency and accuracy in determining the fair market value of options and the expense regarding the stock option grants in compliance with SFAS No. 123(R).
     Our stock trades on a limited basis in the over-the-counter market. A significant number of our shareholders purchased their shares subject to various Stock Restriction Agreements. Pursuant to these Stock Restriction Agreements, we hold a right of first refusal if the shareholder proposes to sell their shares to a third party. Historically, we have exercised our right of first refusal and have purchased a substantial number of the shares offered to us pursuant to the Stock Restriction Agreements. Exercising our right to repurchase such shares limits the availability of shares in public markets.
     As a result of the above limitations on shares traded in public markets, we engage an independent, qualified third party to annually evaluate our stock and establish the fair market value. We utilize the fair market value in establishing our repurchase price for shares, as well as, determining the exercise price of stock options at the date of grant. We believe this valuation method is the most appropriate in determining the fair market value of our stock.
     Option grants are made at Compensation Committee meetings scheduled in advance to meet appropriate deadlines for compensation related decisions.
     There is a limited term in which the Senior Executive can exercise stock options, known as the “option term”. The option term for Senior Executives is up to ten years from the date of grant. At the end of the option term, the right to purchase any unexercised options expires. Option holders generally forfeit any unvested options if their employment with us terminates.
Tax Implications of Executive Compensation
     Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to the CEO or any other Senior Executive unless the compensation is performance-based compensation as described in Section 162(m) and the related regulations. We have qualified certain compensation paid to Senior Executives for deductibility under Section 162(m), including (i) certain amounts paid as incentive compensation, and (ii) certain compensation expense related to options granted pursuant to the Company’s 2002 Plan.
     Although we have generally attempted to structure executive compensation so as to preserve deductibility, we also believe that there may be circumstances where our interests are best served by maintaining flexibility in the way compensation is provided, even if it may result in the non-deductibility of certain compensation under the Code.
     Although equity awards may be deductible for tax purposes by the Company, the accounting rules pursuant to APB 25 and SFAS No. 123(R) require that the portion of the tax benefit in excess of the financial compensation cost be recorded to paid-in-capital.

Retirement, Health and Welfare Benefits
     We offer a variety of health and welfare programs to all eligible employees. The Senior Executives generally are eligible for the same benefit programs on the same basis as the rest of the eligible employees. The health and welfare programs are intended to protect employees against catastrophic loss and encourage a healthy lifestyle. Our health and welfare programs include medical, pharmaceutical, dental, life insurance and accidental death and disability. The Company provides full time employees, regularly scheduled to work 30 or more hours per week, short-term disability, long-term disability and life insurance. All employees, including Senior Executives, contribute to the cost of these plans. We offer a qualified 401(k) savings and profit sharing retirement plan. All Company employees, including Senior Executives, are generally eligible for this plan. The Compensation Committee determines the contribution to the profit sharing plan and the 401(k) matching contribution annually.
Supplemental Employee Retirement Plan
     The Company provides supplemental retirement benefits to certain Senior Executives and other officers. These benefits are provided through both the 1995 Supplemental Retirement Plan and the 1997 Supplemental Retirement Plan (collectively the “SERP”). These plans are not qualified for tax purposes and are available only to certain officers. Benefits under these plans are unfunded. The SERP entitles participating officers to receive supplemental retirement benefits for a period of 15 years payable on a monthly basis. The Company believes providing this benefit is important to remain competitive with companies within the industry, to provide a competitive level of retirement income, and to help assure orderly management succession by encouraging continued employment.
     Pursuant to the 1995 Supplemental Retirement Plan, supplemental benefits equal 75% of the officer’s highest base salary in any of the last three years of employment, less any retirement plan benefits provided to him by the Company. Pursuant to the 1997 Supplemental Retirement Plan, supplemental benefits equal 65% of the average of the highest five years’ annual base compensation paid to the officer during his last 10 years of employment, reduced by (1) the value of his qualified plan account as of the date of retirement; (2) the value of his 401(k) matching benefit as of the date of retirement; (3) 50% of his primary social security benefit; and (4) the value of any other retirement type benefits provided to him by the Company.
     Of the Named Executive Officers, Messrs. Landy and Palaia are participants in the 1995 Supplemental Retirement Plan, Messrs. Brown, Maloney and Skuthan are participants in the 1997 Supplemental Retirement Plan.
Personal Benefits
     Each Senior Executive is provided certain additional benefits which includes the use of a company-owned automobile. The automobile facilitates Senior Executives’ travel between our offices, to business meetings with customers and vendors. Senior Executives’ may use the automobile for personal transportation. Personal use of the automobile results in taxable income to the Senior Executive, and we include this in the amounts of income we report to the Senior Executives and the Internal Revenue Service. We also support and encourage certain Senior Executives to hold a membership in one local country club for which we pay dues and other business related expenses. We find that the club membership is an effective means of obtaining business as it allows Senior Executives to interact with present and prospective customers in a relaxed, informal environment. We require that any personal use of the country club facilities be paid directly by the Senior Executives. Because the club memberships are used at our expense only for business entertainment, we do not include them as benefits in the Summary Compensation Table on page 22.
Severance Plan
     The Company has no severance plan in place for any of its Senior Executives.

Employment Agreements and Arrangements
     The Company has no employment agreements or employment arrangements in place for any of its Senior Executives.
Change in Control Agreements
     We have no Change in Control Agreements with any of the Senior Executives. The SERP, provided to certain Senior Executives and certain other officers, provides for the acceleration of a participant’s age under the SERP should a change in control of the Company occur. This provision is intended to help the Company retain key employees by providing such individuals greater assurance regarding their retirement benefits and to align the interests of shareholders and management.
Compensation of Senior Executives
     Set forth below is information regarding compensation earned by or paid or awarded to our Senior Executives during the year ended December 31, 2007: (i) James J. Landy, President and Chief Executive Officer of the Company; (ii) Stephen R. Brown, Senior Executive Vice President, Chief Financial Officer and Treasurer of the Company; (iii) Michael P. Maloney, Executive Vice President, Chief Banking Officer of HVB; (iv) Vincent T. Palaia, Executive Vice President, Chief Lending Officer of HVB; and (v) Frank J. Skuthan, Executive Vice President, Chief Operating Officer and Marketing Director of HVB.
     Chief Executive Officer of the Company. James J. Landy is the Company’s President and Chief Executive Officer. Based upon input and analysis from the other Directors and the Compensation Committee, the total compensation for Mr. Landy in 2007 was set at $831,164. As shown on the Summary Compensation Table on page 22, Mr. Landy’s 2007 base salary was $370,385. The Compensation Committee approved non-equity incentive compensation of $160,651 for 2007. Mr. Landy received 7,700 stock options (adjusted for a 10% stock dividend) at an exercise price of $51.59 per share based upon Company and individual performance in 2006. The value of the options is $33,120 under SFAS No. 123(R). Mr. Landy received additional personal benefits of $22,010 as described in the Summary Compensation Table on page 22. We believe that the amount of Mr. Landy’s total compensation in 2007 is appropriate since it is within the target set by the Compensation Committee, since he and the other Senior Executives have done an excellent job of implementing the shareholder value strategies mentioned above and his performance was rated outstanding by members of the Compensation Committee and the Board’s non-employee directors. We believe that the incentive compensation paid Mr. Landy is warranted in view of Mr. Landy’s performance regarding: (a) significantly achieving certain financial based measurements of the Company, (b) largely achieving target levels for fee income and deposit growth, (c) not achieving target levels for loan growth, and (d) partially achieving target levels for branch expansion.
     Chief Financial Officer and Treasurer of the Company. Stephen R. Brown is the Company’s Senior Executive Vice President, Chief Financial Officer and Treasurer. Based upon input and analysis from the CEO, other directors and the Compensation Committee, the total 2007 compensation for Mr. Brown was set at $684,001. As shown on the Summary Compensation Table on page 22, Mr. Brown’s 2007 base salary was $351,770. The Compensation Committee approved non-equity incentive compensation of $140,719 for 2007. Mr. Brown also received 7,425 stock options (adjusted for a 10% stock dividend) at an exercise price of $51.59 per share based upon Company and individual performance in 2006. The value of the options is $32,026 under SFAS No. 123(R). Mr. Brown received additional personal benefits of $22,368 as described in the Summary Compensation Table on page 22. We believe that the amount of Mr. Brown’s total compensation in 2007 is appropriate since it is within the target set by the Compensation Committee, since he and other Senior Executives have done an excellent job of implementing the shareholder value strategies mentioned above and his performance was rated outstanding by members of the Compensation Committee and the Board’s non-employee directors. We believe that the incentive compensation paid Mr. Brown is warranted in view of Mr. Brown’s performance regarding: (a) significantly achieving certain financial based measurements of the Company, (b) largely achieving target levels for fee income and deposit growth, (c) not achieving target levels for loan growth, and (d) partially achieving target levels for branch expansion.

     Chief Banking Officer of the HVB. Michael P. Maloney is Executive Vice President, Chief Banking Officer of HVB. We considered the Survey Data and, in particular, the Company’s overall financial performance as well as performance to individual loan and deposit growth targets in determining Mr. Maloney’s compensation. Based upon this analysis, we set the total 2007 compensation for Mr. Maloney at $437,416. As shown on the Summary Compensation Table on page 22, Mr. Maloney’s base salary was $270,000. The Compensation Committee approved non-equity incentive compensation of $108,894 for 2007. Mr. Maloney also received 10,780 stock options (adjusted for a 10% stock dividend) at an exercise price of $51.59 per share based upon Company and individual performance in 2006. The value of the options is $21,572 under SFAS No. 123(R). Mr. Maloney received additional personal benefits of $22,410 as described in the Summary Compensation Table on page 22. The Compensation Committee concluded that the total compensation provided to Mr. Maloney is warranted since Mr. Maloney, like our other Senior Executives, performed well in his performance regarding: (a) significantly achieving certain financial based measurements of the Company, (b) largely achieving target levels for fee income and deposit growth, (c) not achieving target levels for loan growth, (d) partially achieving target levels for branch expansion, and (e) achieving individual business development goals.
     Chief Lending Officer of HVB. Vincent T. Palaia is Executive Vice President, Chief Lending Officer of HVB. We considered the Survey Data and, in particular, the Company’s overall financial performance as well as performance to individual loan and deposit growth targets in determining Mr. Palaia’s compensation. Based upon this analysis, we set the total 2007 compensation for Mr. Palaia at $714,972. As shown on the Summary Compensation Table on page 22, Mr. Palaia’s base salary was $260,100. The Compensation Committee approved non-equity incentive compensation of $109,500 for 2007. Mr. Palaia also received 2,710 stock options (adjusted for a 10% stock dividend) at an exercise price of $51.59 per share based upon Company and individual performance in 2006. The value of the options is $11,322 under SFAS No. 123(R). Mr. Palaia received additional personal benefits of $18,256 as described in the Summary Compensation Table on page 22. The Compensation Committee concluded that the total compensation provided to Mr. Palaia is warranted since Mr. Palaia, like our other Senior Executives, performed well in his performance regarding: (a) significantly achieving certain financial based measurements of the Company, (b) largely achieving target levels for fee income and deposit growth, (c) not achieving target levels for loan growth, (d) partially achieving target levels for branch expansion, and (e) achieving individual business development goals.
     Chief Operating Officer of HVB. Frank J. Skuthan is Executive Vice President, Chief Operating Officer and Marketing Directors of HVB. We considered the Survey Data and, in particular, the Company’s overall financial performance as well as individual performance in determining Mr. Skuthan’s compensation. Based upon this analysis, we set the total 2007 compensation for Mr. Skuthan at $429,200. As shown on the Summary Compensation Table on page 22, Mr. Skuthan’s base salary was $227,940. The Compensation Committee approved non-equity incentive compensation of $73,487 for 2007. Mr. Skuthan also received 2,710 stock options (adjusted for a 10% stock dividend) at an exercise price of $51.59 per share based upon Company and individual performance in 2006. The value of the options is $6,749 under SFAS No. 123(R). Mr. Skuthan received additional personal benefits of $24,362 as described in the Summary Compensation Table on page 22. The Compensation Committee concluded that the total compensation provided to Mr. Skuthan is warranted since Mr. Skuthan, like our other Senior Executives, performed well in his performance regarding: (a) significantly achieving certain financial based measurements of the Company, (b) largely achieving target levels for fee income and deposit growth, (c) not achieving target levels for loan growth, and (d) partially achieving target levels for branch expansion.

EXECUTIVE COMPENSATION — SUMMARY COMPENSATION TABLE
The following table sets forth the compensation for each of the Senior Executives for fiscal 2006 and 2007, including the dollar value of the executive’s: (i) annual base salary; (ii) earned non-equity incentive award; (iii) the amount recognized for financial statement reporting purposes, computed in accordance with FAS 123(R), for options granted in these and prior fiscal years; (iv) the aggregate change in the present value of the accumulated benefit under the non-qualified supplemental retirement plan during the year; (v) all other compensation for the year; and (vi) the dollar value of total compensation for the year.
Summary Compensation Table

					Change in
					Pension Value&
				Non-Equity	Nonqualified
			Option	Incentive	Deferred		All Other
Name and Principal		Salary	Awards	Award	Compensation		Compensation	Total
Position	Year	($)	($)[1]	($)	Earnings		($)[4]	($)
James J. Landy	2007	370,385	33,120	160,651	244,998	[2]	22,010	831,164
President and Chief	2006	360,000	20,720	194,400	89,141	[2]	20,256	684,517
Executive Officer

Stephen R. Brown	2007	351,770	32,026	140,719	137,118	[3]	22,368	684,001
Senior Executive	2006	340,000	20,098	168,500	36,825	[3]	21,254	586,677
Vice President, CFO & Treasurer

Michael P. Maloney	2007	270,000	21,572	108,894	14,540	[3]	22,410	437,416
Executive Vice	2006	260,000	8,687	125,000	6,767	[3]	20,660	421,114
President, Chief Banking Officer of HVB

Vincent T. Palaia	2007	260,100	11,322	109,500	315,794	[2]	18,256	714,972
Executive Vice	2006	250,000	6,837	140,000	174,461	[2]	18,068	589,366
President, Chief Lending Officer of HVB

Frank J. Skuthan	2007	227,940	6,749	73,487	96,662	[3]	24,362	429,200
Executive Vice	2006	212,500	8,027	80,000	34,766	[3]	22,519	357,812
President, Chief Operating Officer & Marketing Director of HVB

[1]	Amounts shown reflect the compensation cost recognized in fiscal 2006 and 2007 for financial statement reporting purposes for options granted in 2006 and 2007 and prior fiscal years, as determined in accordance with FAS 123(R) (excluding the impact of estimated forfeitures related to service-based vesting conditions). The assumptions used in calculating the compensation cost of options may be found in Note 11 of the Notes to the Consolidated Financial Statements in the Company’s 2007 Annual Report on Form 10-K for options granted in fiscal 2007, 2006 and 2005. The actual number of options granted is shown in the “Grants of Plan-Based Awards Table” included in this proxy statement on page 23.

[2]	The amount shown represents the increase in the actuarial value during 2007 of the Supplemental pension benefit under the Company’s 1995 Supplemental Retirement Plan.

[3]	The amount shown represents the increase in the actuarial value during 2007 of the Supplemental pension benefit under the Company’s 1997 Supplemental Retirement Plan.

[4]	The following table shows the specific amounts included in the All Other Compensation column for fiscal 2007.

All Other Compensation
		Employer
		Contribution/Match			Personal Use
		Profit-		Group Life	of Company
		Sharing		Insurance	Provided
		Plan	401(k) Plan	Premiums	Automobile
Name	Year	($)	($)	($)	($)
James J. Landy	2007	11,250	2,233	2,925	5,602

Stephen R. Brown	2007	11,250	2,250	2,895	5,973

Michael P. Maloney	2007	11,250	2,250	2,187	6,723

Vincent T. Palaia	2007	11,250	2,250	1,440	3,316

Frank J. Skuthan	2007	11,250	2,250	2,093	8,769
GRANT OF PLAN-BASED AWARDS
     The following table sets forth information regarding all stock option awards that were made to the Senior Executives during 2007 and the range of potential annual incentive cash compensation awards that could have been earned for performance during 2007. Disclosure on a separate line item is provided for each grant of an award made to a Senior Executive during the year. Additional information regarding these awards is available above, in the Compensation Discussion and Analysis section of this proxy statement, under the headings “Equity Incentive Plan — Stock Options” and “Annual Incentive Cash Compensation.” The information supplements the dollar value disclosure of stock option awards in the Summary Compensation Table on page 22 by providing additional details about such awards.
Grants of Plan-Based Awards in Fiscal 2007

							Exercise
		Estimated Future Payouts					or Base	Grant
		Under Non-Equity Incentive			All Other		Price of	Date Fair
		Plan Awards[1]			Option		Option	Value of
	Grant	Threshold	Target	Maximum	Awards		Awards	Award
Name	Date	($)	($)	($)	(#)[2]		(Price/Sh)[3]	($)
James J. Landy	12/6/2007	114,750	229,500	332,775	7,700	[4]	$51.59	$11.61

Stephen R. Brown	12/6/2007	100,513	201,025	291,486	7,425	[4]	$51.59	$11.61

Michael P. Maloney	12/6/2007	67,600	135,200	221,040	10,780	[4]	$51.59	$11.61

Vincent T. Palaia	12/6/2007	65,000	130,000	220,000	2,710	[4]	$51.59	$11.61

Frank J. Skuthan	12/6/2007	50,682	101,363	136,840	2,710	[5]	$51.59	$11.61

[1]	The amounts reported in these columns show the potential threshold, target and maximum awards that could have been achieved for the 2007 performance year under the annual incentive cash compensation plan. The actual amounts earned by and paid to the Senior Executives for fiscal 2007 are shown in the Summary Compensation Table above under the “Non-Equity Incentive Plan Compensation” column.

[2]	The number of shares underlying options and the exercise price were adjusted to reflect a 10% stock dividend in December.

[3]	We engage an independent, qualified third party to annually evaluate our stock and establish the fair market value, which we utilize in determining the exercise price at the grant date. Refer to “Equity Incentive Plan — Stock Options” on page 17.

[4]	Options granted under the 2002 Plan vest 20% on the grant date with the remainder vesting 20% per year over a four-year period upon the anniversary of the grant date.

[5]	2007 Options granted under the 2002 Plan vest 20% per year over a five-year period upon the anniversary of the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
     The following table sets forth information on outstanding stock options held by the Senior Executives at December 31, 2007, including the number of shares underlying both exercisable and unexercisable portions of each stock option as well as the exercise price and the expiration date of each outstanding option.
Outstanding Equity Awards at December 31, 2007 Year-End Table

	Option Awards[1]
					Equity incentive
	Number of				plan awards:
	securities		Number of		number of
	underlying		securities		securities
	unexercised		underlying		underlying	Option
	options		unexercised		unexercised	exercise	Option
	(#)		options (#)		earned options	price	expiration
Name	exercisable		unexercisable		(#)	($)	date
James J. Landy	8,858		0		0	$35.50	1/1/2012
	16,105		0		0	$36.50	1/1/2013
	11,712	[8]	2,928	[8]	0	$36.25	1/1/2014
	7,986	[6]	5,324	[6]	0	$36.50	1/1/2015
	4,840	[4]	7,260	[4]	0	$42.00	2/7/2016
	1,540	[2]	6,160	[2]	0	$56.75	12/6/2012

Stephen R. Brown	5,420		0		0	$30.50	1/1/2009
	14,462		0		0	$32.00	1/1/2010
	16,561		0		0	$33.75	1/1/2011
	17,183		0		0	$35.50	1/1/2012
	15,621		0		0	$36.50	1/1/2013
	11,356	[8]	2,839	[8]	0	$36.25	1/1/2014
	7,743	[6]	5,162	[6]	0	$36.50	1/1/2015
	4,694	[4]	7,041	[4]	0	$42.00	2/7/2016
	1,485	[2]	5,940	[2]	0	$56.75	12/6/2012

Michael P. Maloney	6,051	[9]	964	[9]	0	$36.25	1/1/2014
	5,427	[6]	3,618	[6]	0	$36.50	1/1/2015
	1,596	[4]	2,394	[4]	0	$42.00	2/7/2016
	2,156	[2]	8,624	[2]	0	$56.75	12/6/2012

Vincent T. Palaia	12,343		0		0	$32.00	1/1/2010
	11,297		0		0	$33.75	1/1/2011
	5,845		0		0	$35.50	1/1/2012
	5,314		0		0	$36.50	1/1/2013
	3,856	[8]	964	[8]	0	$36.25	1/1/2014
	2,631	[6]	1,754	[6]	0	$36.50	1/1/2015
	1,596	[4]	2,394	[4]	0	$42.00	2/7/2016
	542	[2]	2,168	[2]	0	$56.75	12/6/2012

Frank J. Skuthan	7,486		0		0	$36.50	8/14/2010
	1,940		0		0	$33.75	1/1/2011
	5,210		0		0	$35.50	1/1/2012
	3,344	[8]	836	[8]	0	$36.50	1/1/2013
	1,971	[6]	1,314	[6]	0	$36.25	1/1/2014
	1,008	[7]	1,512	[7]	0	$36.50	1/1/2015
	798	[5]	3,192	[5]	0	$42.00	2/7/2016
	0	[3]	2,710	[3]	0	$56.75	12/6/2012

[1]	The number of shares underlying the options were adjusted to reflect 10% stock dividends in the month of December 1999, 2000, 2001, 2002, 2003, 2004, 2005, 2006, 2007 as applicable
These stock option awards either vested or will vest in 20% increments as shown in the table below, except as disclosed in (9)

Footnote	1st Vesting	2nd Vesting	3rd Vesting	4th Vesting	5th Vesting
#	Date	Date	Date	Date	Date
[2]	12/6/2007	12/6/2008	12/6/2009	12/6/2010	12/6/2011
[3]	12/6/2008	12/6/2009	12/6/2010	12/6/2011	12/6/2012
[4]	2/7/2006	2/7/2007	2/7/2008	2/7/2009	2/7/2010
[5]	2/7/2007	2/7/2008	2/7/2009	2/7/2010	2/7/2011
[6]	1/1/2005	1/1/2006	1/1/2007	1/1/2008	1/1/2009
[7]	1/1/2006	1/1/2007	1/1/2008	1/1/2009	1/1/2010
[8]	1/1/2004	1/1/2005	1/1/2006	1/1/2007	1/1/2008

[9]	45% of the grant vested on grant date 1/1/2004, the remainder vesting in 20% increments on 1/1/2005, 1/1/2006, 1/1/2007 and 1/1/2008.
OPTION EXERCISES AND STOCK VESTED IN FISCAL 2007

Option Awards
Number of Shares
	Acquired on	Value Realized
	Exercise	on Exercise
Name	(#)	($)
James J. Landy	8,052	$344,223
PENSION BENEFITS
     The Company makes available to its Senior Executives a qualified 401(k) and profit sharing retirement plan, which is available to all employees on the same terms and conditions.
     The Company provides supplemental retirement benefits to certain Senior Executives and other officers. These benefits are provided through both the 1995 Supplemental Retirement Plan and the 1997 Supplemental Retirement Plan (collectively the “SERP”). These plans are not qualified for tax purposes and are available only to certain officers. Benefits under these plans are unfunded. The SERP entitles participating officers to receive supplemental retirement benefits for a period of 15 years payable on a monthly basis.
     Of the Named Executive Officers, Messrs. Landy and Palaia are participants in the 1995 Supplemental Retirement Plan, Messrs. Brown, Maloney and Skuthan are participants in the 1997 Supplemental Retirement Plan.
     Pursuant to the 1995 Supplemental Retirement Plan, supplemental benefits equal 75% of the Named Executive Officer’s highest base salary in any of the last three years of employment, less any retirement plan benefits provided to him by the Company. Pursuant to the 1997 Supplemental Retirement Plan, supplemental benefits equal 65% of the average of the highest five years’ annual salary paid to the Named Executive Officer during his last 10 years of employment, reduced by (1) the value of his qualified plan account as of the date of retirement; (2) the value of his 401(k) matching benefit as of the date of retirement; (3) 50% of his primary social security benefit; and (4) the value of any other retirement type benefits provided to him by the Company.
     Pursuant to the SERP, the participants receive supplemental retirement benefits determined as described above. Under the SERP normal retirement date is defined as the month in which the participant attains age 65. No benefits vest to the participant prior to the normal retirement except at death or disability as defined in the SERP. Certain benefits maybe received based upon a change in control as describe in “DISCLOSURE REGARDING TERMINATION AND CHANGE IN CONTROL PROVISIONS – Potential Payments upon Termination or Change in Control” on page 27. The SERP does not provide for early retirement nor for the crediting of extra years of service. The Company believes providing this benefit is important to remain competitive with companies within the industry, to provide a competitive level of retirement income, and to help assure orderly management succession by encouraging continued employment.
PENSION BENEFITS IN FISCAL 2007 TABLE

		Number of	Present Value
		Years Credited	of Accumulated
		Service	Benefit
Name	Plan Name	(#)[1]	($)[2]
James J. Landy	1995 Supplemental
	Retirement Plan	30	577,126
Stephen R. Brown	1997 Supplemental
	Retirement Plan	14	281,784
Michael P. Maloney	1997 Supplemental
	Retirement Plan	14	26,955
Vincent T. Palaia	1995 Supplemental
	Retirement Plan	19	1,085,840
Frank J. Skuthan	1997 Supplemental
	Retirement Plan	7	213,892

[1]	Under the terms of the 1995 and 1997 Supplemental Retirement Plans, a participant must have 10 years credited service for pension benefit eligibility.

[2]	The amount shown represents the actuarial accumulated pension benefit using the same assumption used for financial reporting purposes in our 2007 Annual Report on Form 10-K. Retirement age is assumed to be the normal retirement age as defined in each plan. A complete description of the 1995 and 1997 Supplemental Retirement Plans is included in the Note 12 of the Notes to the Consolidated Financial Statements in the Company’s 2007 Annual Report on Form 10-K.
DISCLOSURE REGARDING TERMINATION AND
CHANGE IN CONTROL PROVISIONS
Potential Payments upon Termination or Change in Control
     The Company has not established any change in control, severance or employment agreements with Senior Executives pursuant to which the Senior Executives would be paid benefits following a change in control. Under the SERP, the participant’s age is accelerated upon a change in control including a merger, consolidation or sale of substantially all the Company’s assets. Following a change of control, each participant, with at least 10 years of service, for purposes of the SERP will be deemed to be age 60. Should the participant be terminated without cause subsequent to such transaction, the participant will be entitled to receive a percentage of the retirement benefit as follows:

Age at Termination	Number of Years Service	Non Forfeiture Benefit
60	10 or more	50%
61	11 or more	60%
62	12 or more	70%
63	13 or more	80%
64	14 or more	90%
65	15 or more	100%
     Should a change in control have occurred as of December 31, 2007 and the Senior Officers who are participants in the SERP been terminated without cause as of that date, the Senior Officers would have been entitled to benefits under the SERP as follows:

	As at December 31, 2007
	Age deemed
	under the	Number of	Present Value
	SERP	Years Service	of Benefit[1]
Name	(#)	(#)	($)
James J. Landy	60	30	1,465,000
Stephen R. Brown	60	14	1,222,400
Michael P. Maloney	60	14	860,000
Vincent T. Palaia	61	19	1,167,000
Frank J. Skuthan	60	7	0

[1]	The amount shown represents the present value of benefits paid monthly for 15 years as determined under the SERP resulting from an assumed change in control as of December 31, 2007.
     Upon a change in control in which the Company is not the surviving entity, all unexercised options under the 2002 Plan would be canceled as of the effective date of the reorganization; provided, however, that the Compensation Committee shall give to an optionee, or the holder of the option(s) granted under the 2002 Plan, at least 15 days’ written notice of the reorganization and during the period beginning when the optionee, or the holder of the option(s), shall have the right to exercise the unexercised option(s) under the 2002 Plan without regard to employment or directorship tenure requirements or installment exercise limitations, if any.
Termination of Employment Due to Death or Disability
     The Senior Executives (or their designated beneficiaries), who are participants in the SERP, are entitled to certain benefits upon death or disability (as defined in the SERP). These benefits entitle the Senior Executive or their designated beneficiary to the same retirement benefits to which the participant would be entitled at the normal retirement date.
Compensation Committee Report
     The Compensation and Organization Committee (“Committee”) of the Board of Directors has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis that is required by the SEC rules to be included in this Proxy Statement. Based on that review and those discussions, the Committee has recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis beginning on page 10 be included in this Proxy Statement.
Cecile D. Singer, Chairperson
Stephen R. Brown
William E. Griffin
Gregory F. Holcombe
James J. Landy
Angelo R. Martinelli
Craig S. Thompson

Compensation Committee Interlocks and Insider Participation
     During 2007, Ms. Singer and Messrs. Griffin, Holcombe, Martinelli and Thompson, each of whom are non-employee directors, and Messrs. Landy and Brown as employee directors, served as members of the Compensation and Organization Committee. Messrs. Griffin, Martinelli and Thompson are shareholders and officers of firms that have performed services for the Company. Mr. Thompson sold shares of the Company’s common stock owned by him to the Company, and HVB has made loans to Ms. Singer and Messrs. Griffin, Brown, Holcombe, Landy, Martinelli and Thompson. See “Certain Relationships and Related Transactions,” which begins on page 32. Members of the Committee who are employees do not participate in deliberations concerning their own compensation. No executive officer of the Company has served as a director or a member of a compensation committee of another company of which any member of the Committee is an executive officer.
DIRECTOR COMPENSATION
     The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that Directors expend in fulfilling their duties to the Company, the business which they refer, as well as the skill-level required by the Company of members of the Board. Employee directors Messrs. Landy, Brown and Maloney do not receive Directors fees. The Chairman recommends to the Board, for their approval, the compensation of each member of the Board. The Compensation Committee determines the compensation of the Chairman of the Board.
Cash Compensation Paid to Board Members
     Members of the Board who are not employees of the Company are entitled to receive an annual cash retainer of $51,000 for Board membership. The Chairman of the Board receives an additional Chairman’s Fee of $67,500 as well as a Company provided car and club memberships. The Audit Committee Chairman receives an additional retainer of $11,000. Directors who are members of the Loan Committee of HVB receive an additional retainer of $9,000. Directors who are members of the Boards of either NYNB or A. R. Schmeidler & Co., Inc. receive attendance fees of $750 for each meeting attended, in addition to their Company Board retainer fee. These retainer fees were approved by the Board and made effective January 1, 2007. Non-employee directors may elect to receive up to 50% of their retainer fees in the Company’s common stock. The Company permits directors to defer all or any portion of their retainer fees. For 2007, the Board reduced their Directors fees by approximately 15%, as compared to 2006, as a result of the Company not fully attaining its target financial and non-financial goals for the year.
Stock Option Program
     Each non-employee Director serving on the Board as of January 1, 2007, received a stock option grant during 2007 as follows: Mr. Griffin, 9,836; Mr. Coogan, 6,100; Mr. Gioffre 4,700, Mr. Holcombe 6,600; Mr. Martinelli, 7,050; Mr. Mulrow 5,300; Mr. Pratt 6,200; Ms. Singer 6,550; and Mr. Thompson 7,050. All options were granted at the fair market price of the stock on the date of grant, $56.75 in each case. Options received by non-employee Directors vest immediately upon the option grant. Option awards take into consideration the Boards and Committees on which each member of the Company’s Board serves and their contribution to the business.
Directors’ Retirement Plan
     Directors who are not full-time employees of the Company or its subsidiaries participate in the Directors’ Retirement Plan. This plan is designed to benefit all non-employee directors who serve two or more years as a director. Benefits are paid upon a director’s retirement or resignation. The amount to be paid shall be the highest Basic Fee (as defined) paid to the director in any one of the three prior years to the Directors retirement. Benefits are payable for a period of up to 10 years after resignation or retirement, depending on the number of years of service as a director. Benefits under the plan are not funded. The following vesting schedule determines the annual benefit to directors:

Percentage of Director’s Fees
Number of Years as a Director	Payable at Retirement Age
Less than 2 years	0%
2 years but less than 3	5.0%
3 years but less than 4	10.0%
4 years but less than 5	17.5%
5 years but less than 6	25.0%
6 years but less than 7	32.5%
7 years but less than 8	40.0%
8 years but less than 9	47.5%
9 years but less than 10	55.0%
10 years but less than 11	62.5%
11 years but less than 12	70.0%
12 years but less than 13	77.5%
13 years but less than 14	85.0%
14 years but less than 15	92.5%
15 years or more	100%
     Estimated annual benefits to each of the non-employee directors at normal retirement age under the Directors’ Retirement Plan are: $136,000 to Mr. Griffin, $85,000 to Mr. Coogan, $240,000 to Mr. Holcombe, $73,000 to Mr. Martinelli, $190,000 to Mr. Mulrow, $83,000 to Mr. Pratt, $80,000 to Ms. Singer and $184,000 to Mr. Thompson. Mr. Gioffre had less that 2 years service as a director and therefore was not entitled to receive annual benefits.
Other
     We support and encourage our Chairman of the Board to hold a membership in local country clubs for which we partially pay dues and other business related expenses. We find that club membership is an effective means of obtaining business as it allows our Chairman to interact with present and prospective customers in a relaxed, informal environment. We require that any personal use of the country club facilities be paid directly by the Chairman. Because the club memberships are used at our expense only for business entertainment, we do not include them as All Other Compensation in the Director Compensation Table on page 31.
     Mr. Pratt serves as a consultant to HVB on matters relating to new business and business retention. The consulting contract calls for Mr. Pratt to make between 30 and 40 calls per month to HVB’s high income producing customers or to customers who have the potential to attain this status. For consulting services rendered in 2007, Mr. Pratt received a consulting fee of $75,000. In connection with these consulting services we also provide Mr. Pratt with an automobile.

Fiscal 2007 Director Compensation Table
The following table discloses the cash, equity awards and other compensation earned, paid or awarded, as the case may be, to each of the Company’s non-employee directors during the fiscal year ended December 31, 2007. Messrs. Landy, Brown and Maloney received no separate compensation for their service as directors and are not included in this table. The compensation received by these individuals as executives of the Company is shown in the Summary Compensation Table on page 22.

				Change in
				Pension Value
	Fees			and
	Earned			Nonqualified
	or Paid	Option[1]		Deferred	All Other
	In Cash	Awards		Compensation	Compensation	Total
Name	($)	($)		Earnings	($)	($)
William E. Griffin	133,490	3,639	[2]	153,751	10,075 [7]	300,955
James M. Coogan	51,500	2,257	[2]	108,642	—	162,399
Bruno Gioffre	51,474	1,739	[3]	0	—	52,213
Gregory F. Holcombe	60,000	2,442	[4]	48,224	—	110,666
Angelo R. Martinelli	75,000	2,608	[5]	63,855	—	141,463
William J. Mulrow	62,000	1,961	[2]	9,185	—	73,146
John A. Pratt Jr.	68,250	2,294	[6]	67,376	80,125 [8]	218,045
Cecile D. Singer	60,000	2,423	[2]	80,914	—	143,337
Craig S. Thompson	60,000	2,608	[2]	136,591	—	199,199

[1]	Amounts shown reflect the compensation cost recognized in fiscal 2007 for financial statement reporting purposes for options granted in 2007, as determined in accordance with FAS 123(R) (excluding the impact of estimated forfeitures related to service-based vesting conditions). The assumptions used in calculating the compensation cost of options may be found in Note 11 of the Notes to the Consolidated Financial Statements in the Company’s 2007 Annual Report on Form 10-K. Because option awards made to non-employee directors are exercisable immediately upon grant, the full grant date fair value, computed in accordance with FAS 123R, of each option award granted in fiscal 2007 is also reflected in this column. The actual grant made to each director in fiscal 2007 is described in the “Director Compensation” narrative above, under the heading “Stock Option Program.”

[2]	This director did not have any exercisable or unexercisable options outstanding at December 31, 2007.

[3]	Mr. Gioffre had 1,694 options outstanding at December 31, 2007, all of which were exercisable.

[4]	Mr. Holcombe had 20,920 options outstanding at December 31, 2007, all of which were exercisable.

[5]	Mr. Martinelli had 10,406 options outstanding at December 31, 2007, all of which were exercisable.

[6]	Mr. Pratt had 61,436 options outstanding at December 31, 2007, all of which were exercisable.

[7]	Other Compensation for Mr. Griffin includes: $10,075 for personal use of a Company provided automobile.

[8]	Other Compensation for Mr. Pratt includes: $5,125 for personal use of a Company provided automobile, and $75,000 in business development related consulting fees.

Required Reporting of Transactions
     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers, directors and persons beneficially owning more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC, and to furnish to the Company copies of such reports. Based solely on the review of copies of the forms received, the Company believes that, during the last fiscal year, all filing requirements under Section 16(a) applicable to its officers, directors and 10% stockholders were timely, except as described below.
     There was an inadvertent late filing of the Annual Report on Form 5 for William E. Griffin reflecting the late December 2007 voluntary reporting activity of the 10% stock dividend, a gift from the Reporting Person to the Family Foundation and a gift from Mr. Griffin’s IRA to a charitable organization. This omission was corrected through a filing of the Form 5 in March 2008.
     In addition there were inadvertent late Form 4 filings for both Nexgen Holdings LLC and Reporting Person James J. Veneruso (co- manager of Nexgen Holdings LLC) with regard to the increase in Nexgen Holdings LLC holdings in October, 2007, which were filed promptly once the oversights were discovered in November 2007. Reporting Person James J. Veneruso (co-manager of Nexgen Holdings LLC) had an inadvertent late filing with regard to another increase to Nexgen Holdings LLC holdings which took place in December 2007 which was filed as soon as the oversight was discovered and appeared on his Form 5.
TRANSACTIONS WITH RELATED PERSONS
Loans to Officers, Directors and 5% Shareholders
     The Banks make loans to the Company’s executive officers, directors and 5% Shareholders, and immediate family members or businesses with which they are associated, in the ordinary course of business. Such loans are made on the same terms and conditions, including interest rate and collateral, as those prevailing at the same time for comparable transactions with unrelated persons. None of the loans involve more than the normal risk of collectibility or present other unfavorable features. The aggregate amount outstanding for all such loans was $18,798,000 in 2007.
Stock Restriction Agreements
     The Company has required all employees, directors and others who acquire shares of common stock from the Company to enter into Stock Restriction Agreements that give the Company a right of first refusal on any shares of common stock that the shareholder wishes to transfer. Gifts to family members, as provided in certain agreements, are not subject to the Company’s right of first refusal, but the donee must enter into a Stock Restriction Agreement with the Company. Pursuant to the Stock Restriction Agreements, the Company may, but is not required to, purchase all of the shares offered upon the same terms and conditions as that offered by the prospective purchaser. The table below sets forth the aggregate number of shares and aggregate purchase price for shares purchased by the Company from executive officers, directors and beneficial owners of five percent or more of the common stock (considered together with members of their immediate family) pursuant to Stock Restriction Agreements in 2007. The table excludes data for each executive officer, director and beneficial owner whose sales to the Company aggregated less than $120,000 per annum in 2007.

Stock Purchases by the Company
(shares/dollar amount)
William J. Mulrow	3,296/$185,856
Craig S. Thompson	27,210/$1,439,605

Certain Other Related Party Transactions
     Messrs. Griffin and Coogan are shareholders of the law firm of Griffin, Coogan & Veneruso, P.C., which serves as the Company’s general counsel. Griffin, Coogan & Veneruso, P.C. received fees approximating $1,228,000 in 2007 for legal services performed on behalf of the Company and its subsidiaries. Of this amount $290,750 was paid directly by the Company.
     Mr. Thompson is the President and principal shareholder of Thompson Pension Employee Plans, Inc., which has written life insurance policies supporting the Company’s obligations under the supplemental retirement plans for executive officers. The total annual premiums approximated $402,900 in 2007.
     Mr. Martinelli is the Chairman of the Board and principal shareholder of the Gazette Press, Inc., which received fees approximating $387,870 in 2007 in exchange for printing services provided to the Company and its subsidiaries.
     Mr. Ifshin is President and CEO of DLC Management Corp. which received rent payments approximating $98,000 for the rental of office space by subsidiaries of the Company.
     Policies Regarding Transactions with Related Persons
     The Board of Directors has established and annually approves a written policy governing transactions with related persons. The Company, in the normal course of business, retains the services of various product and service providers. It is our policy to purchase appropriate and necessary products and services at competitive prices and with service quality appropriate to meet our needs. We desire to do business, whenever possible, with those individuals and businesses that are customers of ours, including related persons provided that such business transactions are concluded on an arms’ length basis and comply with applicable law regarding such transactions.
     In selecting a service or product supplier, the Company considers various criteria, including:
•	whether the provider is a customer of the Company,

•	whether the provider has previously supplied the Company with goods or services,

•	the provider’s knowledge of the Company and our needs specific to the product or service to be rendered,

•	the provider’s qualifications, reputation and capability, and

•	the total cost of the product or service to be provided.
     The Company expects that products or services provided by related persons will be of at least the same quality and competitively priced with those available from non-related persons, including consideration of the items listed above. The Company takes reasonable and appropriate steps to evaluate the pricing, quality and capability of the related person product or service provider.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth the “beneficial ownership” (as that term is defined in the rules of the SEC) of the common stock as of March 1, 2008, by (a) each Named Executive Officer and member of the Board of Directors, (b) each person known to be a beneficial owner of more than five percent of the common stock and (c) all executive officers and members of the Board of Directors as a group. Persons who hold options that are exercisable within 60 days of March 1, 2008 are deemed to own, beneficially, the shares of common stock that may be acquired on the exercise of such options. Such shares are deemed outstanding for purposes of computing the number of shares owned by the person holding the option, but not for any other purpose.

	Number of Shares		Percent of Outstanding
Name	of Common Stock		Shares of Common Stock
Marie A. Holcombe[1]	1,861,920	(1)	18.8%
James J. Veneruso[2]	1,817,252	(2)	18.4
Nexgen Holdings LLC[2]	1,788,804	(3)	18.1
William E. Griffin	352,563	(4)	3.6
Stephen R. Brown	136,008	(5)	1.4
James M. Coogan	302,658	(6)	3.1
Gregory F. Holcombe[7]	1,861,920	(7)	18.8
Adam W. Ifshin	4,142		*
James J. Landy	188,446	(8)	1.9
Michael P. Maloney	43,327	(9)	*
Angelo R. Martinelli	240,426	(10)	2.4
William J. Mulrow	33,189	(11)	*
John A. Pratt Jr.	181,418	(12)	1.8
Cecile D. Singer	101,549	(13)	1.0
Craig S. Thompson	243,776	(14)	2.5
Vincent T. Palaia	128,415	(15)	1.3
Frank J. Skuthan	24,552	(16)	*
All directors and executive officers as a group (18 persons)	3,813,703	(17)	37.2%

*	Less than 1% of the outstanding shares of common stock.

[1]	Mrs. Holcombe is the wife of Gregory F. Holcombe. The shares beneficially owned by Marie A. Holcombe and her husband, Gregory F. Holcombe, include 8,482 shares owned by BMW Machinery Co., Inc. (of which Mrs. Holcombe is the principal shareholder) 1,788,804 shares held by Nexgen Holdings LLC, (for which James J. Veneruso and Marie A. Holcombe are co-managers), and 18,145 shares held by the Heidi Foundation Inc. (of which Mr. and Mrs. Holcombe are directors). The table also includes 20,920 shares which may be acquired Mr. Holcombe upon the exercise of options. 16,170 of these shares are pledged as collateral.

[2]	Includes 1,788,804 shares held by Nexgen Holdings LLC for which James J. Veneruso and Marie A. Holcombe are co-managers.

[3]	Nexgen Holdings LLC for which Marie A. Holcombe and James J. Veneruso are co-managers.

[4]	Includes 8,505 shares pledged as collateral.

[5]	Includes 102,292 shares which may be acquired upon the exercise of options; and 22,049 shares pledged as collateral.

[6]	Includes 75,002 shares held by the William E. Griffin Irrevocable Trusts for which Mr. Coogan is the trustee.

[7]	For information concerning Mr. Holcombe’s beneficial ownership, see footnote 1 above.

[8]	Includes 3,250 shares held by his son, as to which Mr. Landy disclaims beneficial ownership and 50,193 shares which may be acquired upon the exercise of options; and 30,000 shares pledged as collateral.

[9]	Includes 18,801 shares which may be acquired upon the exercise of options, and 22,216 shares pledged as collateral.

[10]	Includes 10,406 shares which may be acquired upon the exercise of options. 99,816 shares are pledged as collateral.

[11]	Includes 23,146 shares pledged as collateral.

[12]	Includes 61,436 shares which may be acquired upon the exercise of options. 24,942 shares are pledged as collateral.

[13]	Includes 40,867 shares pledged as collateral.

[14]	Includes 39,931 shares for which Mr. Thompson has Power of Attorney to act on behalf of his mother, and 104,275 shares pledged as collateral.

[15]	Includes 46,063 shares which may be acquired upon the exercise of options, and 16,793 shares are pledged as collateral.

[16]	Includes 24,552 shares which may be acquired upon the exercise of options.

[17]	Includes 375,489 shares which may be acquired upon the exercise of options.
OTHER MATTERS
     The Board of Directors is not aware of any other matters that may come before the annual meeting. However, in the event such other matters come before the meeting, it is the intention of the persons named in the proxy to vote on any such matters in accordance with the recommendation of the Board of Directors.
     Shareholders are urged to sign the enclosed proxy and return it in the enclosed envelope. The proxy is solicited on behalf of the Board of Directors.

By Order of the Board of Directors

James M. Coogan
Secretary
Yonkers, New York
April 16, 2008
A copy of the Company’s Annual Report on Form 10-K (without exhibits) for the year ended December 31, 2007 filed with the Securities and Exchange Commission has been furnished to shareholders with this Proxy Statement and forms part of the Annual Meeting of Shareholders meeting material. Additional copies are available upon written request addressed to Wendy Croker, First Vice President, Shareholder Relations, Hudson Valley Holding Corp., 21 Scarsdale Road, Yonkers, New York 10707. The Company’s Annual Report on Form 10-K (without exhibits) is also available on HVB’s website at www.hudsonvalleybank.com.

HUDSON VALLEY HOLDING CORP.
This proxy is being solicited on behalf of the Board of Directors
The undersigned shareholder hereby appoints Angelo R. Martinelli, Cecile D. Singer and Craig S. Thompson or any one of them with full power to act alone as proxy, with full power of substitution and revocation, to vote on behalf of the undersigned all shares of common stock of Hudson Valley Holding Corp. which the undersigned is entitled to vote at the annual meeting of shareholders to be held on May 15, 2008, or any adjournments thereof.

1	ELECTION OF DIRECTORS FOR all nominees listed below (except as marked to the contrary as described below)

(William E. Griffin, James J. Landy, Stephen R. Brown, James M. Coogan, Gregory F. Holcombe, Adam W. Ifshin, Michael P. Maloney; Angelo R. Martinelli, William J. Mulrow, John A. Pratt Jr., Cecile D. Singer, Craig S. Thompson)
(INSTRUCTION: to withhold authority to vote for any individual nominee only, mark “For All Except” and cross out the nominee’s name above)
2	FOR the ratification of the selection of Crowe Chizek and Company LLC as the independent registered public accounting firm

WITHHOLD
	AUTHORITY	FOR
	FOR ALL	ALL
FOR	NOMINEES	EXCEPT
☐	☐	☐

FOR	AGAINST	ABSTAIN
☐	☐	☐

     In the proxy’s sole discretion, the proxy is authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) thereof.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS

Dated:	, 2008

Signature

Additional Signature (if held jointly)
(Please sign exactly as ownership appears on this proxy. Where stock is held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.)

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE

PLEASE SEE OVER FOR AN IMPORTANT SHAREHOLDER SURVEY

SHAREHOLDER SURVEY:
Due to a number of changes in securities regulations, the Company is able to explore new possibilities to reduce the volume of paper our shareholders receive in order to fulfill our disclosure requirements. We already offer “Householding” of documents and are currently reviewing the possibility of offering our proxy materials electronically for future annual meetings of shareholders.
We would appreciate it if you would take a few minutes to review the options below and let us know your choice.
  Electronic Delivery of Annual Meeting of Shareholder Documents (“Proxy Materials”)
If in the Future the Company were to decide to offer electronic access or delivery of Proxy Material in lieu of receiving a hard copy of these documents we want to know your preference, as outlined below:

1)	the ability to access Proxy Material on-line through the internet once you have been notified of its availability,
		YES	NO
	Please indicate if you would elect to access Proxy Material on line	☐	☐
2)	the ability to receive Proxy Material directly by email.
		YES	NO
	Please indicate if you would elect to receive Proxy Material by email	☐	☐
3)	to continue to receive Proxy Material through the mail
		YES	NO
	Please indicate if you would elect to continue to receive a hard copy of the Proxy Material	☐	☐

HOUSEHOLDING
If you wish to confirm or change your householding election (ability to receive only 1 set of documents as described in Proposals of Shareholders and Communication with Shareholders on page 2 of the Company’s Proxy)

“Householding”	YES	NO
Please indicate if you consent to receive certain future investor communications in a single package per household:	☐	☐